Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

FIRST QUARTER 2008 RESULTS AND

MAINTAINS 2008 GUIDANCE

Rye Brook, NY — May 6, 2008 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended March 31, 2008.

First Quarter 2008 Highlights

•                  Revenues increased to $1.2 billion

•                  Net loss was $46.0 million, or $0.50 per share, including net realized losses of $29.3 million, or $0.32 per share, from additional impairments on our subprime portfolio

•                  Repurchased 2.0 million shares at a total cost of $23.8 million

Maintaining 2008 Guidance

•                  Revenues between $4.5 and $4.9 billion

•                  Earnings per  share of $1.56 to $1.74, excluding realized gains and losses

First Quarter 2008 Compared to First Quarter 2007

                Universal American reported a net loss of $46.0 million for the first quarter of 2008, or $0.50 per share. The first quarter loss includes $29.8 million resulting from additional impairments on our subprime mortgage portfolio, offset by $0.5 million, after tax, of realized gains. Excluding net realized losses, our net operating loss was $16.7 million, or $0.18 per share. The operating loss compares to net operating income (excluding realized gains) in the first quarter of 2007 of $3.1 million, or $0.05 per share.

Total revenues for the first quarter of 2008 increased 98.1% to $1.2 billion, as compared to the first quarter of 2007.  Excluding the revenue from the MemberHealth business that we acquired in September 2007, total revenues increased by 24%.

Management Comments

Richard Barasch, Chairman and CEO, commented: “The results of the first quarter were mixed but contained encouraging indicators for the balance of 2008 and beyond. Our operating loss was expected due to the seasonality of our Part D businesses and, to a lesser extent, our Medicare Supplement business. Our Part D business performed well and we can report that the MemberHealth business we acquired in 2007 is meeting the revised targets that we set this past March.  We have already begun to implement improvements in the cost structure of this business and remain confident that our 2009 bids will be well-grounded and competitive.

“In addition, we are quite pleased with the expansion and profitability of our HMO businesses. We experienced 11% year over year membership growth in our core Southeast Texas market as well as 89% membership growth in our expansion markets in Oklahoma, Dallas and Milwaukee.

“The mixed results come primarily from our private fee-for-service (‘PFFS’) business,” Mr. Barasch continued. “As we had earlier forecast, we will not have membership growth in this line. Moreover, we recognized approximately $10 million of net prior period negative reserve development in our first quarter numbers.  It is important to note, however, that even with this negative development, our results for PFFS for 2007 came in approximately where we had originally predicted. Excluding this prior period development, our benefit ratio for the first quarter of 2008 is in line with our guidance and we remain comfortable with our forecast for the balance of 2008. This also gives us a solid basis for the upcoming 2009 bids.

“As previously forecast, we have taken additional impairments in our subprime portfolio based on continued weakness in market values. Nevertheless, we have a strong balance sheet, including $171 million of unregulated cash at the holding company at the end of the quarter, allowing us to resume repurchasing our shares under our previously announced $50 million share buyback program.”

Medicare Advantage

In the first quarter of 2008, Universal American’s Medicare Advantage business grew 25% to approximately 228,000 members from approximately 182,000 members as of March 31, 2007. Revenues increased by 48% year over year to $566.7 million. Pre-tax income for the same period, however, declined from $6.0 million to $0.4 million largely as a result of approximately $10 million of net adverse reserve development in PFFS. As a result, the benefit ratio for private fee-for-service in 2007 was 86.5%, after considering the adverse reserve development. Backing out this adverse development, the benefit ratio for PFFS for the first quarter of 2008 was 88.3%, which is consistent with our plan and with our full year guidance. As of the end of April, we had approximately 186,000 PFFS members.

We continued to generate excellent results from our Medicare Advantage HMO’s. Our HMO membership grew 15% year over year to approximately 52,000 as of March 31, 2008 and our profitability remains strong.

Medicare Part D

                As of March 31, 2008, Universal American had approximately 1,306,000 members in the Community CCRxSM prescription drug plans (“PDP’s”) and 512,000 members in the Prescription PathwaySM PDP’s that we currently operate in a strategic alliance with Caremark Pharmacy Services, a subsidiary of CVS Caremark. As expected, our PDP’s reported a pre-tax loss of $29.6 million for the first quarter on total premiums, before reinsurance and before consideration of the government risk corridor adjustment, of $640.0 million. Part D Management Services, L.L.C., our joint venture with Caremark Pharmacy Services, contributed $16.1 million of pre-tax income for the quarter.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  Pre-tax income in the first quarter was $6.0 million, up 3% from the same period in 2007. Revenue for the first quarter of 2008 declined by 12% year over year to $22.6 million, as our affiliated PFFS administration is no longer performed by CHCS.

Traditional Insurance

                For the first quarter of 2008, Universal American earned $1.0 million, pre-tax, on $122.9 million of revenues in our traditional insurance business. This compares to a pre-tax loss of $5.1 million on $134.9 million of revenues in the first quarter of 2007.  This improvement reflects better results in our Medicare supplement business including higher persistency requiring less amortization of deferred acquisition costs and an improved benefit ratio of 76.2%, compared to 78.2% for the first quarter of last year.

Balance Sheet Data

Total assets were $4.0 billion as of March 31, 2008.  Total cash and investments were $1.7 billion at March 31, 2008, compared to $1.8 billion at December 31, 2007. Total reserves for policyholder liabilities were $1.9 billion at March 31, 2008 compared to $1.8 billion at December 31, 2007. Stockholders’ equity as of March 31, 2008 was $1.24 billion, or $14.06 per common share, compared to $1.35 billion, or $14.66 per common share, at December 31, 2007.

The ratio of debt to total capitalization, excluding the effect of FAS 115 and including Universal American’s trust preferreds as debt, increased to 26.8% at March 31, 2008 from 25.4% at December 31, 2007.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Subprime Holdings

In the first quarter of 2008, Universal American recognized additional impairments of $29.8 million on its subprime holdings.  These holdings had a carrying value as of March 31, 2008 of $65.2 million, which reflects $70.8 million of write-downs plus an additional $8.1 million unrealized loss.  As of now, it is unclear what the ultimate tax treatment of these impairment losses will be.  Therefore, we have concluded that we can not record tax benefits related to these losses for financial statement purposes.  The majority of the Company’s subprime holdings are in senior or senior-mezzanine level tranches, which have preferential liquidation characteristics.  These securities have an average S&P equivalent rating of AA with two securities downgraded in the quarter ended March 31, 2008.  In addition, twelve securities have been placed on negative credit watch by at least one of the major rating agencies. The Company continues to review the estimated fair values indicated by pricing provided by a third party pricing service and believes that it will recover principal and interest greater than the market prices currently indicate.

Share Repurchase Program

                As of March 31, 2008, Universal American repurchased 2.0 million shares of its stock at a total cost of $23.8 million. The Company has $26.2 million remaining under its $50 million stock repurchase program.  The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time.

Guidance

                Universal American expects to earn approximately $1.56 to $1.74 per diluted share for 2008, excluding realized gains on investment transactions as well as subprime writedowns. The table below provides additional information relating to our guidance.

	Reported
	1Q08	2Q08		FY 2008
Diluted EPS (loss) (1)
Operating EPS (loss)	$(0.18)	$0.18	$0.22	$1.56	$1.74
Realized gains / (losses)	(0.32)	0.00	0.00	(0.32)	(0.32)
Reported EPS (loss)	$(0.50)	$0.18	$0.22	$1.24	$1.42

Revenue ($ Million) (2)
Senior Managed Care - Medicare Advantage	$567	$560	$580	$2,200	$2,400
Medicare Part D (3)	573	495	510	1,850	2,000
Traditional Insurance	123	115	120	465	480
Senior Administrative Services	23	20	23	84	90
Corporate / Eliminations	(16)	(18)	(20)	(75)	(85)
Total Revenue	$1,270	$1,172	$1,213	$4,524	$4,885
Membership
End of quarter Membership
PDP’s	1,818,000	1,810,000	1,830,000	1,810,000	1,830,000
Private fee-for-service	176,000	180,000	190,000	180,000	190,000
HMOs	52,000	52,000	56,000	52,000	56,000
Total	2,046,000	2,042,000	2,076,000	2,042,000	2,076,000
Medicare Advantage HMO loss ratio	78.0%	76.0%	78.5%	76.0%	78.5%
Medicare Advantage PFFS loss ratio	90.7%	86.0%	88.0%	86.0%	88.0%

(1)	Assumes diluted shares outstanding of 89.1 million in 2Q 2008 and 89.9 million for full year 2008 and no additional share repurchases.
(2)	Excluding realized gains/losses.
(3)	Includes Community CCRx, Prescription Pathway and equity income of Part D Management Services, Inc.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Wednesday, May 7, 2008, to discuss the first quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.universalamerican.com.  To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software.  We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

                    Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  You can access this supplemental financial data at www.universalamerican.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Corp.

Universal American offers a diverse range of healthcare products — including health insurance, managed care, and prescription drug benefits — through its subsidiaries. Its companies are collectively among the leading providers of Medicare Advantage and Medicare prescription drug plans in the U.S., as over 2 million seniors rely on Universal American’s products for their health or prescription drug coverage.  For more information on Universal American, please visit our website at www.universalamerican.com.

*              *              *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Consolidated Results
Direct and assumed premiums	$1,434.4	$804.3

Net premiums and policyholder fees	$1,207.7	$587.9
Net investment income	24.3	22.4
Other income	21.8	6.2
Realized (losses) gains	(29.0)	1.9
Total revenues	1,224.8	618.4

Policyholder benefits	1,115.9	501.0
Interest credited to policyholders	4.1	4.7
Change in deferred acquisition costs	7.5	10.3
Amortization of present value of future profits	1.9	2.1
Commissions and general expenses, net of allowances	166.8	107.7
Total benefits and expenses	1,296.2	625.8

Loss before equity in earnings of unconsolidated subsidiary	(71.4)	(7.4)
Equity in earnings of unconsolidated subsidiary	16.1	13.2
(Loss) income before income taxes	(55.3)	5.8
(Benefit) Provision for income taxes (1)	(9.3)	(1.4)
Net (loss) income	$(46.0)	$4.4

Per Share Data (Diluted)
Net (loss) income	$(0.50)	$0.07

See following page for explanation of footnotes.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Income (Loss) before Taxes by Segment
Senior managed care-Medicare Advantage	$0.4	$6.0
Medicare Part D	(29.6)	5.0
Traditional insurance	1.0	(5.1)
Senior administrative services	6.0	5.8

Corporate	(4.1)	(7.8)

Realized (losses) gains	(29.0)	1.9

(Loss) income before income taxes	$(55.3)	$5.8

BALANCE SHEET DATA	March 31, 2008	December 31, 2007
Total cash and investments	$1,723.7	$1,815.6
Total assets	$3,978.8	$4,089.8
Total policyholder related liabilities	$1,874.1	$1,800.7
Outstanding bank debt	$348.3	$349.1
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,242.3	$1,351.1
Book value per common share	$14.06	$14.66
Diluted weighted average shares outstanding-year to date	92.2	71.5

Non-GAAP Financial Measures*
Total stockholders’ equity (excluding FAS 115)*	$1,251.1	$1,351.2
Diluted book value per common share (excluding FAS 115)* (2)	$13.90	$14.40
Debt to total capital ratio* (3)	26.8%	25.4%

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)

The effective tax rate for the quarter ended March 31, 2008 was 16.8% and was 24.8% for the same quarter of 2007. The effective tax rate for the first quarter of 2008 includes establishment of a tax valuation allowance relating to net deferred tax assets of $10.6 million for subprime impairment. The effective tax rate for the quarter ended March 31, 2007 includes a one time benefit relating to state taxes of $0.7 million.

(2)

Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)

The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  You should not consider non-GAAP measures to be an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	March 31, 2008	December 31, 2007
Total Stockholders’ Equity (excluding FAS 115)
Total stockholders’ equity	$1,242.3	$1,351.1
Less: Accumulated other comprehensive loss	8.8	0.1

Total stockholders’ equity (excluding FAS 115)	$1,251.1	$1,351.2

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	March 31, 2008	December 31, 2007
Diluted Book Value per Common Share
Total stockholders’ equity	$1,242.3	$1,351.1
Proceeds from assumed exercises of vested options	10.0	24.5
	$1,252.3	$1,375.6
Diluted common shares outstanding	90.7	95.6

Diluted book value per common share	$13.80	$14.39
Total stockholders’ equity (excluding FAS 115)	$1,251.1	$1,351.2
Proceeds from assumed exercises of vested options	10.0	24.5
	$1,261.1	$1,375.7
Diluted common shares outstanding	90.7	95.6

Diluted book value per common share (excluding FAS 115)	$13.90	` 14.40

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	March 31,	December 31,
	2008	2007
Debt to Total Capital Ratio
Outstanding bank debt	$348.3	$349.1
Other long term debt	110.0	110.0
Total outstanding debt	$458.3	$459.1

Total stockholders’ equity	$1,242.3	$1,351.1
Outstanding bank debt	348.3	349.1
Other long term debt	110.0	110.0
Total Capital	$1,700.6	$1,810.2

Debt to total capital ratio	26.9%	25.4%
Total stockholders’ equity (excluding FAS 115)	$1,251.1	$1,351.2
Total outstanding bank debt	348.3	349.1
Total outstanding trust preferred securities	110.0	110.0
Total Capital	$1,709.4	$1,810.3

Debt to total capital ratio	26.8%	25.4%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:

- OR -

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609